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                                  Exhibit 99.1

FOR IMMEDIATE RELEASE:  APRIL 2, 2001

CONTACT:

MOTOR CLUB ANNOUNCES INCOME BEFORE FEDERAL TAXES
AS OF DECEMBER 31, 2000; COMPLETION OF AUDIT PENDING TAX ITEM

        PARAMUS, NEW JERSEY, April 2, 2001 - Motor Club of America (NASDAQ:
MOTR) ("the Company") today reported its income before Federal income taxes for the fourth quarter ended December 31, 2000 was $646,439 compared to a loss before Federal income taxes of $1,511,095 in 1999. Income before Federal income taxes for the year ended December 31, 2000 was $2,999,677 compared to $102,146 in 1999. The Company also announced that it would report its net income when the audit of its financial statements was complete, which is expected to be no later than April 17, 2001. Being reviewed is a complex tax item related to a subsidiary that was rendered insolvent in 1992, but is still required to continue to be included in its consolidated Federal tax return. The Company reported that as to this tax item, any present or future tax liabilities established would have no impact on the operations, cash flow or surplus of the Company's active insurance subsidiaries or on consolidated income before Federal income taxes. Book value at December 31, 2000 is presently estimated to be approximately $13.40 per share.

        Revenues for the fourth quarter and year ended December 31, 2000 were $23,329,714 and $90,127,147, respectively, as compared to $17,708,809 and
$61,067,719 in the same periods in 1999.

        Income before Federal income taxes in 2000 improved as a result of a $3,748,269 improvement in underwriting results from insurance operations. This was the result of strong growth and improved loss ratios at the Company's Preserver Insurance Company subsidiary, economies of scale gained from our acquisition that enabled Motor Club of America Insurance Company to improve its expense ratio and sharply lower expenses at North East Insurance Company. Mountain Valley Indemnity Company's results were largely as anticipated. In 1999, Motor Club and Preserver had incurred $638,000 in losses and expenses related to Hurricane Floyd, which struck New Jersey in September 1999.

        These improved underwriting results offset a $1,419,000 increase in interest expense related to the Convertible Subordinated Debentures and Promissory Notes issued in 1999 and 2000, respectively, related to the Company's acquisitions of North East and Mountain Valley. Expenses related to those acquisitions also declined, from $800,000 in 1999 to $354,000 in 2000.

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        With regard to the Federal tax item, MCA Insurance Company in
Liquidation and its subsidiaries ("MCAIC") are required to continue to be included in the Company's consolidated tax return filed with the Internal Revenue Service. Since the 1992 insolvency, MCAIC has generally continued to generate taxable losses included in the Company's consolidated tax return.

        Under the applicable rules, the Company is entitled to, and has taken current tax benefits for net operating losses that MCAIC and its subsidiaries have generated since 1992. However, to the extent that the Company does not have positive basis (as defined by the Internal Revenue Code), it may also be required to pay future tax liabilities (which may offset the current tax benefit) subject to certain events which may trigger such payments. To the extent that the Company has such positive basis, it is able to and has recognized tax benefit from these losses in prior years.

        Until 2000, the Company has had to record such liabilities once, in 1997, which it was able to eliminate in 1998 under the rules. Based on tax information received from MCAIC (which the Company does not control) during 2000, the Company will have to establish deferred tax liabilities for such future payments and eliminate deferred tax assets that will no longer be realizable. Such liabilities are presently estimated to be approximately $1.9 million, with a corresponding reduction in deferred tax assets of approximately $875,000. The Company and its independent accountants are presently reviewing these amounts. The Company is presently evaluating whether such information requires a restatement of prior periods or whether such information constitutes a 2000 event. Irrespective of this accounting consideration, establishment of these liabilities does not require payment presently, nor is the Company subject to penalties and interest on these liabilities.

        Based on the current profitability of the Company and its active subsidiaries, the amount of net operating loss carryforwards that both the Company and MCAIC have available, and the application of the appropriate rules to such matters, the Company believes it is more likely than not that such deferred tax liabilities may fluctuate in the future. Strategies to mitigate this future tax liability may be limited, although the Company expects to continue to review all avenues available to it.

        Accordingly, the Company is making the necessary filings to extend the time to file its Annual Report on Form 10-K with the Securities and Exchange Commission pending resolution of this matter.

        Motor Club of America owns and operates five regionally focused property and casualty insurance companies, including companies that

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specialize in small and mid-sized commercial insurance through the Preserver
Insurance Group.

        The Preserver Insurance Group consists of Preserver Insurance Company, which writes small commercial and homeowners insurance presently in New Jersey, and Mountain Valley Indemnity Company, which writes small and mid-sized commercial insurance presently in New England and New York. The Preserver Insurance Group is rated B++ (Very Good) by A.M. Best Company. American Colonial Insurance Company plans to commence operations in New York in 2001, writing commercial lines in tandem with Mountain Valley.

        Motor Club of America Insurance Company writes personal automobile insurance in New Jersey and is rated B+ (Very Good) by Best. North East Insurance Company writes personal automobile and small commercial lines insurance in the State of Maine and is rated B (Fair) by Best.

        Forward-Looking Statement Disclaimer. This press release contains statements that are not historical facts and are considered "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of
1995), which can be identified by terms such as "believes", "expects", "may", "will", "should", "anticipates", the negatives thereof, or by discussions of strategy. Certain statements are forward-looking statements that involve risks, uncertainties, opinions and predictions, and no assurance can be given that the future results will be achieved since events or results may differ materially as a result of risks facing the Company. These include, but are not limited to, the cyclical nature of the property casualty insurance industry, the impact of competition, product demand and pricing, claims development and the process of estimating reserves, the level of the Company's retentions, catastrophe and storm losses, legislative and regulatory developments, changes in the ratings assigned to the Company by rating agencies, investment results, availability of reinsurance, availability of dividends from our insurance company subsidiaries, investing substantial amounts in our information systems and technology, the ability of our reinsurers to pay reinsurance recoverables owed to us, our entry into new markets, our acquisition of North East Insurance Company on September 24, 1999, our acquisition of Mountain Valley Indemnity Company on March 1, 2000, our successful integration of these acquisitions, potential future tax liabilities related to an insolvent subsidiary and state regulatory and legislative actions which can affect the profitability of certain lines of business and impede our ability to charge adequate rates, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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